Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-251339) on Form F-4 of Arrival of our report dated April 30, 2021, with respect to the statement of financial position of Arrival as of December 31, 2020, the related statements of profit or loss and other comprehensive loss, changes in equity and cash flows for the period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 20-F of Arrival.

/s/ KPMG LLP

London, United Kingdom

April 30, 2021